Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-227201, 333-234153), on Form S-3 (Nos. 333-194035, 333-214479, 333-216079) and Form S-4 (Nos. 333-219056, 333-219059) of NGL Energy Partners LP of our report dated August 30, 2019, except for the adjustments to comply with Regulation S-X discussed in Note 2 to the consolidated financial statements, as to which the date is October 23, 2019 relating to the financial statements of Hillstone Environmental Partners, LLC, which appears in this Current Report on Form 8-K/A.

/s/ PricewaterhouseCoopers LLP
Denver, Colorado
November 15, 2019